FREEDOM HOLDING CORP. ANNOUNCES THAT IT HAS COMPLETED AN OFFERING OF ITS COMMON STOCK

NEW YORK, July 10, 2026 (GLOBE NEWSWIRE) - Freedom Holding Corp. (Nasdaq: FRHC), an international financial technology group, today announced that it has completed an offering of 2,374,356 shares of its common stock pursuant to Regulation S of the Securities Act of 1933 (the "Securities Act"), raising aggregate gross proceeds of nearly US$300 million.

This announcement is not and does not form part of any offer or solicitation to purchase or subscribe for securities in the United States. The securities offered in the offering mentioned above will not be or have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) absent registration or an applicable exemption from the registration requirements of the Securities Act. Hedging transactions involving the securities may not be conducted unless in compliance with the Securities Act.